                                                                     Exhibit 10

The Bank of Nova Scotia                 PNC Bank, National Association
One Liberty Plaza                       1000 Westlakes Drive
New York, New York 10006                Suite 2000
                                        Berwyn, Pennsylvania 19312

                                        PNC Capital Markets, Inc.
                                        1600 Market Street
                                        21st Floor
                                        Philadelphia, Pennsylvania 19103


                                 CONFIDENTIAL
                                 ------------

September 28, 1999


SLC Technologies, Inc.
12345 Leveton Drive
Tualatin, Oregon 97062

Attention:  Kenneth Boyda
            President and Chief Executive Officer



                               U.S. $325,000,000

                  Senior Secured Facilities Commitment Letter
                  -------------------------------------------

Dear Sirs:

          We understand that Berwind Group Partners ("BGP"), a partnership
                                                      ---
wholly owned by The Berwind Family Trusts ("Berwind"), plans to acquire
                                            -------
approximately 60-77% of the capital stock of ITI Technologies, Inc., a Delaware corporation ("Target"), by merging (the "Merger") pursuant to an Agreement and
              ------                     ------
Plan of Merger and Reorganization (including the schedules thereto) previously delivered to us (the "Merger Agreement") its wholly-owned subsidiary, SLC
                      ----------------
Technologies, Inc. ("SLC" or the "Borrower") with and into Target (which, after
                     ---          --------
giving effect to the Merger, shall be the Borrower), with Target being the surviving corporation. Pursuant to the Merger, (a) the capital stock of SLC will be converted into approximately 60-77% of the capital stock of Target, depending on the results of the cash election described below, (b) the shareholders of Target will have the option to receive $36.50 per share in cash for up to 50% of the outstanding capital stock of Target (the "Cash Election
                                                               -------------
Consideration"), and (c) Target will expressly assume all obligations of the
-------------
Borrower under the Credit Facilities referred to below.

          The Borrower is seeking certain senior credit facilities to finance the payment of the Cash Election Consideration, refinance (the "Refinancing")
                                                                -----------
the debt of the Borrower and Target and to provide for working capital and general corporate purposes. As a result of the Merger, BGP will own at least
60% of the capital stock of the Target.   The Transaction (as defined below)
will be consummated such that the debt outstanding under the Credit Agreement immediately following such consummation does not exceed the lesser of $275,000,000 and an amount equal to three times the combined EBITDA of the Borrower and the Target for the twelve month period ending on the last day of the fiscal quarter ending prior to the Funding Date. The Transaction will be accomplished as set forth in the Merger Agreement as in effect on the date hereof or as is otherwise satisfactory to The Bank of Nova Scotia ("Scotiabank")
                                                                    ----------
and PNC Bank ("PNC") and for the other purposes set forth in the Term Sheet
               ---
attached as Annex I hereto (the "Term Sheet").  The Merger, the financing of the
            -------              ----------
payment of the Cash Election Consideration and the Refinancing as contemplated by the Merger Agreement and the other financing contemplated by this Commitment Letter and the Term Sheet are referred to collectively as the "Transaction".
                                                               -----------

          Based on our review of the Transaction and our discussions with you and Berwind, we understand that, in connection with the Transaction, you are interested in obtaining a commitment for $325,000,000 of senior, secured financing consisting of (i) a $225,000,000 revolving credit facility (the "Revolving Facility") and (ii) a $100,000,000 term A loan facility (the "Term A
 ------------------                                                      ------
Facility"; the Term A Facility and the Revolving Facility are collectively
--------
referred to as the "Credit Facilities").  The Credit Facilities will be reduced
                    -----------------
in the event the shareholders of Target do not elect to receive cash for the entire 50% of the outstanding capital stock of Target. In such event, the reduced amount of the Cash Election Consideration from that otherwise payable if such election had been made in full shall be applied to reduce first, the amount
                                                               -----
of the Term A Facility and, second, the amount of the Revolving Facility (but
                            ------
not by more than $25,000,000).

          Scotiabank and PNC are pleased to inform you that they hereby each commit to provide 50% of the total amount of the Credit Facilities. Scotiabank and PNC Capital Markets, Inc. ("PNC Capital Markets") undertake to use
                                -------------------
reasonable commercial efforts to form a syndicate of other financial institutions
identified by Scotiabank and PNC Capital Markets (together with Scotiabank and PNC, the "Lenders") that will with the consent of the Borrower (which consent
          -------
shall not be unreasonably withheld), collectively, participate in the Credit Facilities. Scotiabank and PNC Capital Markets each agrees to act as a joint lead arranger (in such capacity, a "Joint Lead Arranger") of the Credit
                                    -------------------
Facilities. Scotiabank agrees to act as the syndication agent (in such capacity, the "Syndication Agent"), and PNC agrees to act as the administrative agent (the
     -----------------
"Administrative Agent", and together with the Syndication Agent, the "Agents"),
 --------------------                                                 ------
for such syndicate of Lenders. The obligations of each Agent and Joint Lead Arranger hereunder are several and not joint.

          Our commitments, undertakings and agreements hereunder are subject to the following conditions: (a) the terms and conditions set forth herein and in the Term Sheet and the provisions set forth in Annex II hereto, (b) the terms
                                               --------
and conditions contained in the confidential fee letter, dated the date hereof (the "Fee Letter"), between you, Scotiabank, PNC and PNC Capital Markets, (c)
      ----------
prior to and continuing through the Signing Date, (i) trading in securities generally on the New York Stock Exchange or NASDAQ not having been suspended or materially limited, (ii) a general moratorium on commercial banking activities in New York not having been declared by either Federal or state authorities, and
(iii) there not having occurred any outbreak or escalation of hostilities or other international or domestic calamity, crisis or change in political financial or economic conditions, the effect of which on the global financial markets is such as to make it impossible to complete the financing for the Transaction contemplated by this Commitment Letter, (d) there being no facts, events or circumstances hereafter arising which come to our attention and materially adversely affect the consolidated business, assets, liabilities, financial condition or results of operations of the Target, the Borrower and their subsidiaries taken as a whole, or the ability of the Borrower to repay the Credit Facilities and (e) prior to the Funding Date, there being no competing issuance of debt, securities or commercial bank facilities by the Borrower, the Target or your or their subsidiaries or on your or their behalf being offered, placed or arranged except with the prior written consent of Scotiabank and PNC. In the event any of the foregoing conditions, events or circumstances are not satisfied, we reserve the right to either terminate our commitments hereunder (and thereafter have no other or further obligations hereunder or in connection with the Credit Facility) or to propose alternative financing amounts or structures that assure adequate protection for the Agents and the Lenders. You further agree that, notwithstanding any other provision contained herein or the Term Sheet, we shall be entitled prior to the Signing Date, after consultation with you, to change the pricing, terms and structure of the Credit Facilities if we determine that such changes are advisable in order to ensure a successful syndication of the Credit Facilities; provided that the total amount of the
                                      --------
Credit Facilities remains sufficient to consummate the Transactions and the interest rate margins under the Credit Facilities may not be increased by more than an additional 2.50% per annum and the Facility Fee may not be increased by more than $1,625,000. Our commitments hereunder are subject to your agreement to the foregoing. Furthermore, as a condition to our commitments, you each agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than as expressly set forth in the Term Sheet and the Fee Letter) will be paid in connection with the Credit Facilities unless the Borrower, Scotiabank and PNC Capital Markets shall so agree.

          The Joint Lead Arrangers intend to solicit commitments from the prospective Lenders promptly following the execution of this Commitment Letter in an amount sufficient to allow Scotiabank and PNC to achieve their desired hold levels in the Credit Facilities. Nonetheless, our commitments are not subject to syndication of any portion of the Credit Facilities. The Joint Lead Arrangers will manage all aspects of the syndication, including, without limitation, decisions as to the selection of institutions to be approached (subject to the consent of the Borrower, which consent will not be unreasonably withheld), and when they will be approached, when their commitments will be accepted, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In that regard, you agree to actively assist the Joint Lead Arrangers, in all commercially reasonable respects, in the syndication of the Credit Facilities, which assistance will require, among other things, that you provide all information the Joint Lead Arrangers deem to be reasonably necessary to successfully complete the syndication, including all the information prepared by you or on your behalf relating to the Transaction and the business, assets, financial condition, operations and prospects of the Borrower and Target, as the Joint Lead Arrangers may deem to be reasonably necessary, and all projections (the "Projections"), as
                                                               -----------
the Joint Lead Arrangers may reasonably request in connection with the arrangement and syndication of the Credit Facilities. You hereby represent and covenant that, to the best of your knowledge, (a) all factual information (the "Information") that has been or will be made available in writing to the Joint
 -----------
Lead Arrangers or the Agents by you or on your behalf is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Agents and the Joint Lead Arrangers by you or on your behalf have been or will be prepared in good faith based upon reasonable assumptions. In arranging and syndicating the Credit Facilities, the Joint Lead Arrangers will use and rely on the Information and Projections without independent verification thereof.

          In addition, you agree to make certain members of your management, as well as, to the best of your ability, Berwind's management, Target's management, and each of your, Berwind's and Target's respective consultants and advisors, available during regular business hours to answer questions regarding the Transaction and the business, assets, financial condition, operations and prospects of the Borrower and Target, to review and assist in the preparation of the syndication memorandum relating to the Credit Facilities, to meet with prospective Lenders and to use your commercially reasonable efforts to ensure that our syndication efforts benefit from each of your, Berwind's and Target's lending relationships.

          By your execution of this Commitment Letter, you hereby indemnify and hold harmless each Joint Lead Arranger, Scotiabank, PNC, each other Lender committing to participate in the Credit Facilities and each of our and their respective affiliates, directors, officers, agents and employees, and agree to promptly pay all of the reasonable out-of-pocket fees and expenses, in each case following demand, as set forth in Annex II hereto (with the terms and provisions
                                  --------
of such Annex II hereby being incorporated by reference), whether or not
        --------
definitive credit, security and other documentation (collectively, the "Credit
                                                                        ------
Documentation") is ultimately executed and delivered or the Transaction or any
-------------
of the other transactions contemplated hereby or in connection therewith are ultimately consummated.

          This Commitment Letter, the Term Sheet, Annex II hereto and the Fee
                                                  --------
Letter are delivered to you, Berwind and Target with the understanding that neither this letter, the Term Sheet, such Annex II or the Fee Letter, nor the
                                          --------
substance hereof or thereof, shall be disclosed to any third party (including, without limitation, other lenders, underwriters, placement agents, or advisors or any similar persons), without our prior written consent, except in the case of those in a confidential relationship to you, Berwind or Target, such as legal counsel or accountants, to Target and its financial and other advisors (provided it is supplied to them on a confidential basis with the understanding that it may not be supplied to any other person (or their financing sources) seeking to purchase Target) or as required by law or any court or governmental agency (and in each such event of permitted disclosure you agree promptly to inform us). This Commitment Letter, the Term Sheet, Annex II hereto and the Fee Letter
                                        --------
constitute the entire understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede any prior agreements, written or oral, with respect hereto or thereto. THIS COMMITMENT LETTER, THE TERM SHEET, ANNEX II HERETO AND THE FEE LETTER SHALL BE GOVERNED BY AND CONSTRUED IN
--------
ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. EACH OF THE UNDERSIGNED PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF OR IN CONNECTION WITH, THIS COMMITMENT LETTER, THE TERM SHEET, ANNEX II HERETO AND THE FEE LETTER, AND ANY OTHER
--------

COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THE UNDERSIGNED PARTIES IN CONNECTION HEREWITH OR THEREWITH. IN NO EVENT SHALL ANY PARTY TO THIS COMMITMENT LETTER BE LIABLE FOR CONSEQUENTIAL DAMAGES.

          If you agree with the foregoing, please sign and return to us the enclosed copy of this Commitment Letter and the Fee Letter no later than 5:00 p.m., New York time, on October 1, 1999. Our commitments, undertakings and agreements hereunder will terminate at such time unless a copy of this Commitment Letter and the Fee Letter, signed by you, has been delivered to us (together with the portion of the facility fee payable thereunder on the date of acceptance); provided, however, that, any term or provision hereof to the
             --------  -------
contrary notwithstanding (i) the two immediately preceding paragraphs shall survive any termination of our commitments, undertakings and agreements pursuant to this paragraph, (ii) following your execution and delivery of this Commitment Letter and the Fee Letter as required above, our commitments, undertakings and agreements hereunder will terminate at 5:00 p.m., New York time, on November 18, 1999 (the "Signing Date"), as PNC and Scotiabank shall reasonably specify, on or
           ------------
prior to such time, unless definitive Credit Documentation reasonably satisfactory to us and our counsel has been executed and delivered by the Borrower, the other obligors and us and (iii) following the Signing Date, our commitments, undertakings and agreements hereunder will terminate at 5:00 p.m., New York time, on May 31, 2000 unless, on or prior to such time all conditions precedent to the initial extension of credit under the Credit Facilities have been satisfied, including consummation of the Transaction (the "Funding Date").
                                                                ------------
Scotiabank, PNC and the Borrower agree to cooperate in good faith to promptly complete the definitive Credit Documentation as required by the prior sentence without regard to the completion of syndication of the Credit Facilities, provided Scotiabank and PNC will not be required to enter into otherwise
--------
satisfactory Credit Documentation prior to November 18, 1999, unless the
Borrower needs the Funding Date to occur before November 18, 1999.   This letter
supersedes our letter, dated August 23, 1999, to you.

          We look forward to working with you.

                                             Very truly yours,

                                             THE BANK OF NOVA SCOTIA


                                             By   /s/ J. Alan Edwards
                                               -------------------------------
                                               Title: Authorized Signatory

                                             PNC BANK, NATIONAL ASSOCIATION


                                             By   /s/ Amy T. Petersen
                                               ----------------------------
                                               Title:  Vice President

                                             PNC CAPITAL MARKETS, INC.


                                             By   /s/ Douglas Winters
                                               -------------------------
                                               Title:  Managing Director

Agreed to and Accepted
this 28th day of September, 1999

SLC TECHNOLOGIES, INC.


By  /s/ James C. Cook
  --------------------------
  Title:  Vice President

ANNEX I
                                   TERM SHEET
                                   ----------

                     (Unless otherwise defined, terms used
                     in this Term Sheet have the meanings
                  ascribed thereto in the Commitment Letter,
              dated September 28, 1999 (the "Commitment Letter"),
                                             -----------------
                     to which this Term Sheet is annexed).


I.  PARTIES
    -------

Borrower:                     SLC Technologies, Inc., a Delaware corporation
--------                      ("SLC" or the "Borrower"). The obligations of SLC
                                ---          --------
                              will be expressly assumed by the Target (as defined below) pursuant to the Merger (as defined below).

Target:                       ITI Technologies, Inc., a Delaware corporation
------                        ("Target")
                                ------

Guarantors:                   All direct and indirect subsidiaries of the Target
----------                    and the Borrower; provided, however, that non-U.S.
                                                --------  -------
                              subsidiaries shall only be required to deliver
                              guarantees to the extent it would not result in
                              material increased tax or similar liabilities for
                              the Borrower and its subsidiaries on a
                              consolidated basis (collectively, the
                              "Guarantors").
                               ----------

Joint Lead Arrangers and      The Bank of Nova Scotia ("Scotiabank") and PNC
Joint Bookrunners                                       ----------
-----------------             Capital Markets, Inc. ("PNC Capital Markets")
                                                      -------------------

Administrative Agent:         PNC Bank, National Association ("PNC")
--------------------                                           ---

Syndication Agent:            Scotiabank (the Administrative Agent and the
-----------------             Syndication Agent are herein sometimes referred to
                              as an "Agent")
                                     -----

Lenders:                      Scotiabank, PNC and a group of financial
-------                       institutions (collectively, the "Lenders") as may
                                                               -------
                              be consented to by Scotiabank, PNC and the Borrower, such consent not to be unreasonably withheld.

Issuer of Letters of Credit:  PNC and/or Scotiabank (in such capacity, the
---------------------------   "Issuer")
                               ------

II.  THE CREDIT FACILITIES
     ---------------------

Signing Date:                 The date, which shall be no later than November
------------                  18, 1999 (the "Signing Date"), on which all
                                             ------------
                              definitive Credit Documentation reasonably
                              satisfactory to PNC, Scotiabank and their counsel
                              has been executed and delivered by the Borrower,
                              the other obligors, PNC and Scotiabank.
                              Scotiabank, PNC and the Borrower agree to
                              cooperate in good faith to promptly complete the
                              definitive Credit Documentation as required by the
                              prior sentence without regard to the completion of
                              syndication of the Credit Facilities, provided
                                                                    --------
                              Scotiabank and PNC will not be required to enter into otherwise satisfactory Credit Documentation prior to November 18, 1999, unless the Borrower requires the Funding Date before November 18,
                              1999.

Funding Date:                 The date, which shall be no later than May 31,
------------                  2000 (the "Funding Date"), on which all
                                         ------------
                              "Conditions Precedent" below have been satisfied
                              (or waived), including, without limitation, the consummation of the Transaction.

General Description of        A maximum amount of $325,000,000 in senior, first-
Credit Facilities:            priority secured financing to be provided to the
-----------------             Borrower pursuant to a revolving credit facility
                              (the "Revolving Facility") and a term A loan
                                    ------------------
                              facility (the "Term A Facility"). The Term A
                                             ---------------
                              Facility and the Revolving Facility are
                              collectively referred to herein as the "Credit
                                                                      ------
                              Facilities". Loans made under the Credit
                              ----------
                              Facilities are herein collectively referred to as
                              "Loans", with Loans under the Term A Facility
                               -----
                              being herein collectively referred to as "Term A
                                                                        ------
                              Loans" and Loans under the Revolving Facility
                              -----
                              being herein collectively referred to as
                              "Revolving Loans".
                               ---------------

                              Berwind Group Partners ("BGP"), a partnership
                                                       ---
                              wholly owned by The Berwind Family Trusts
                              ("Berwind"), plans to acquire approximately 60-77%
                                -------
                              of the capital stock of the Target by merging (the "Merger") SLC with and into Target (which, after
                               ------
                              giving effect to the Merger, shall be the

                             Borrower), with Target being the surviving
                             corporation. Pursuant to the Merger, (a) the
                             capital stock of SLC will be converted into
                             approximately 60-77% of the capital stock of
                             Target, depending on the results of the cash
                             election described below, (b) the shareholders of Target will have the option to receive $36.50 per share in cash for up to 50% of the outstanding capital stock of Target (the "Cash Election
                                                           -------------
                             Consideration"), and (c) Target will expressly
                             -------------
                             assume all obligations of the Borrower under the Credit Facilities. The Merger, the financing of the Cash Election Consideration, the Refinancing as contemplated by the Merger Agreement and the other financing contemplated by the Commitment Letter and this Term Sheet are referred to collectively as the "Transaction".
                              -----------

                             The Credit Facilities will be reduced in the event the shareholders of Target do not elect to receive cash for the entire 50% of the outstanding capital stock of Target. In such event, the reduced amount of the Cash Election Consideration from that otherwise payable if such election had been made in full shall be applied to reduce first, the amount
                                                             -----
                             of the Term A Facility and, second, the amount of
                                                         ------
                             the Revolving Facility (but not by more than $25,000,000).

                             The Transaction will be consummated such that the debt outstanding under the Credit Agreement immediately following such consummation does not exceed the lesser of $275,000,000 and an amount equal to three times the combined EBITDA of the Borrower and the Target for the twelve month period ending on the last day of the fiscal quarter ending prior to the Funding Date. The Transaction will be accomplished as set forth in the Merger Agreement (including the schedules thereto) previously delivered to the Agents (the "Merger Agreement").
                                                           ----------------

Revolving Facility:          Pursuant to the Revolving Facility, Revolving Loans
------------------           may be borrowed, prepaid and reborrowed by the
                             Borrower from time to time prior to the Revolving
                             Facility Commitment Termination Date (as set forth below).

Revolving Facility           $225,000,000, subject to reduction as set

Commitment Amount:           forth above.
-----------------



Foreign Currency:            Up to an amount to be agreed upon of the Revolving
----------------             Facility Commitment may be outstanding at any time
                             in foreign currencies acceptable to the Agents (but which shall include [Belgian Francs, Deutsche
                             Marks, Dutch Guilders, French Francs, Italian Lira,
                             British Pounds and the Euro]).

Purpose:                     The proceeds of Revolving Loans shall be used to
-------                      finance the Cash Election Consideration and the
                             Refinancing, to provide for working capital and general corporate purposes and to finance in part the fees and expenses arising from the Transaction
                             (which shall not exceed $15,000,000).

Revolving Facility           The fifth anniversary of the Funding Date.
Commitment
Termination Date:
----------------

Letter of Credit             Outstanding Letters of Credit and related
Sub-Facility Availability:   reimbursement obligations may not exceed
-------------------------    $10,000,000. Each issuance of a Letter of Credit
                             will constitute usage under the Revolving Facility and will reduce availability of Revolving Loans and, if necessary, Swing Line Loans (as defined below) dollar for dollar. Letters of Credit must expire on the earlier of (i) one year from the date of issuance and (ii) the Revolving Facility
                             Commitment Termination Date.

Swing Line                   $10,000,000, which will be available for swing line
Facility:                    advances ("Swing Line Loans") to be made to the
--------                                ----------------
                             Borrower by PNC. Swing Line Loans will constitute usage under the Revolving Facility (except for purposes of computing the Commitment Fee, as defined below) and will reduce availability of Revolving Loans and, if necessary, Letters of Credit, dollar for dollar.

Term A Facility:             The Term A Facility will be made available in a
---------------              single borrowing to occur on the Funding Date to
                             the Borrower pursuant to which non-revolving loans
                             ("Term A Loans") will be made. Once repaid, Term A
                               ------------
                             Loans
                             cannot be reborrowed.

Term A Facility              $100,000,000, subject to reduction as set forth
Commitment Amount:           above.
-----------------

Amortization of              Commencing on the last day of the first full fiscal
the Term A                   quarter after the Funding Date (but not later than
Facility:                    September 30, 2000), the Term A Loans will amortize
--------                     each year in equal quarterly installments (with the
                             remaining outstanding principal amount of all Term
                             A Loans being payable on the Final Maturity of Term
                             A Loans described below) in the following aggregate percentages of the initial principal amount of the Term A Loans for each such year set forth below:


                                                                Annual
                                         Year           Percentage of Initial
                                         ----           ---------------------
                                                           Principal Amount
                                                           ----------------
                                           1                    10%
                                           2                    15%
                                           3                    20%
                                           4                    25%
                                           5                    30%


Final Maturity for           The fifth anniversary of the Funding Date.
All Term A Loans:
----------------


III.  COMMON TERMS APPLICABLE TO ALL FACILITIES
      -----------------------------------------

Interest Rate:               At the Borrower's option, the Term A Loans and the
-------------                Revolving Loans will bear interest at either PNC's
                             (i) alternate base rate or (ii) reserve-adjusted
                             LIBO rate, plus, in each case, the applicable
                             margin (the "Applicable Margin") described herein.
                                          -----------------
                             For the first six months following the Funding Date
                             (regardless of the Total Debt to EBITDA ratio
                             (which shall be defined in a manner acceptable to the Agents and the Borrower)) the Applicable Margin shall be at least 1.50% in the case of LIBO rate
                             Loans and 0.5% in the case of alternate base rate
                             Loans. Thereafter, the Applicable Margin will be subject to performance based pricing based on the following:



                                         Applicable Margin
                                         -----------------
                                                                    Base Rate
                             Leverage Ratio/1/        LIBOR Loans     Loans

                             greater than or            1.75%         0.75%
                              equal to 3.00x

                             greater than or
                              equal to 2.50x
                             but less than 3.00x        1.50%         0.50%

                             less than 2.50x            1.25%         0.25%

                             Swing Line Loans will bear interest at either (a) PNC's alternate base rate plus the Applicable Margin shown in the above paragraph for Base Rate Loans or (b) an interest rate mutually agreed upon by PNC and the Borrower.


______________________

/1/ For purposes of this Term Sheet, the "Leverage Ratio, is the ratio of the total debt to EBITDA.

Interest Payment Dates:      Interest periods for LIBO rate Loans shall be, at
----------------------       the Borrower's option, one, two, three or six
                             months. Interest on LIBO rate Loans shall be payable on the last business day of the applicable interest period for such Loans and, if earlier, the third month anniversary of the commencement of such interest period. Interest on alternate base rate
                             Loans shall be payable quarterly in arrears.

Letter of Credit             A per annum fee payable to the Lenders with a
Fees and Payment Dates:      commitment to make Revolving Loans in an amount
----------------------       equal to the Applicable Margin for Revolving Loans
                             which are maintained as LIBO rate Loans will accrue on the daily average undrawn portion of all outstanding Letters of Credit, payable quarterly in arrears.

Optional Prepayments:        Outstanding Loans are voluntarily payable without
--------------------         penalty; provided, however, that LIBO rate breakage
                                      --------  -------
                             costs, if any, shall be for the account of the Borrower.

Mandatory Prepayments:       Prepayments shall be required (subject to baskets
---------------------        and customary exceptions to be agreed upon by the
                             Agents and the Borrower, in percentages to be
                             agreed upon by the Agents and the Borrower) with
                             the net cash proceeds of asset sales. Such
                             prepayments shall be applied, first, to the Term A
                                                           -----
                             Loans (pro rata to the remaining amortization
                                    --- ----
                             payments of the Term A Loans), and then to the repayment of the outstanding principal amount under the Revolving Facility (with a permanent reduction in the Commitment Amount).

Ticking Fee:                 Commencing on the Signing Date, a non-refundable
-----------                  per annum Facility Fee payable on the committed
                             amount of the Credit Facilities payable on the Funding Date will accrue at the rate of (a) from the Signing Date to March 1, 2000, 0.25% per annum and (b) from and after March 1, 2000 to the Funding
                             Date, 0.375% per annum.

Commitment Fee:              Commencing on the Funding Date, a non-refundable
--------------               per annum fee (the "Commitment Fee") will accrue on
                                                 ---------- ---
                             the daily average unused portion of the Revolving
                             Credit Facility commitments (whether or not then available), payable quarterly in arrears and on the final maturity of the Revolving Facility (whether by stated maturity or otherwise).

                             For the first six months following the Funding Date (regardless of the Total Debt to EBITDA ratio (which shall be defined in a manner acceptable to the Agents and the Borrower) the Commitment Fee shall accrue at the rate of 0.375% per annum. Thereafter, the applicable Commitment Fee will be subject to performance based pricing based on the following:


                                        Commitment Fee
                                        --------------

                             Leverage Ratio                     Fee

                             greater than or                    0.375%
                              equal to 3.00x

                             greater than or
                              equal to 2.50x
                             but less than 3.00x                0.375%

                             less than 2.50x                    0.250%


Security:                    The Credit Facilities will be secured by a first-
--------                     priority perfected lien on all the capital stock of
                             each of the Borrower's direct and indirect
                             subsidiaries; provided, however, that not more than
                                           --------  -------
                             65% of the equity interests of non-U.S.
                             subsidiaries will be required to be pledged as security in the event that a security interest in such pledge of a greater percentage of equity would result in material increased tax or similar liabilities for the Borrower and its subsidiaries on a consolidated basis.

Guarantees:                  To be delivered by each Guarantor.
----------

Conditions Precedent         Customary for the type of transaction proposed
to Initial Extensions of     and others to be reasonably specified by the
Credit:                      Agents, including, without limitation, the
------                       following:

                             1. The negotiation, execution and delivery of satisfactory credit, guarantee, pledge and other related documentation embodying the structure, terms and conditions contained herein.

                             2. Review and satisfaction with (i) the final structure of the Transaction (it being understood that the structure contemplated by the Merger Agreement is satisfactory) and (ii) the terms and provisions of all documents, agreements and contracts related to the Transaction.

                             3.  The Lenders shall have received interim
                                 unaudited financial statements for the Target and the Borrower and its subsidiaries for the most recently completed full fiscal quarter ended at least 45 days prior to the date a Loan is made.

                             4. The Agents' receipt of the Borrower's and the Target's audited financial statements for the last two years (receipt of which is hereby acknowledged) and the absence of any material adverse change in the business, assets, liabilities, financial condition, or results of operations of the Target, the Borrower and their subsidiaries taken as a whole since December 31, 1998.

                             5. Receipt of closing certificates, resolutions, solvency certificates, opinions of counsel, etc. customary for the type of transaction proposed and in each case reasonably satisfactory in form and substance to the Joint Lead Arrangers.

                             6. The Lenders, Agents and Joint Lead Arrangers shall have received all fees and expenses required to be paid on or before the Funding Date.

                             7. All governmental (including Internal Revenue Service) and third party approvals and rulings (or modifications of rulings) necessary in connection with the Transaction, the financing contemplated hereby and the continuing operations of the Borrower and Target and their respective subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transaction or the financing thereof.

                             8. Evidence satisfactory to the Agents that all funded debt of the Target, the Borrower and their respective subsidiaries shall be repaid (including with proceeds of Loans) on the making of the initial Loans, all commitments under credit facilities to which the Borrower or the Target or their respective its subsidiaries are party have been terminated and all liens securing any such debt or commitments have been released (except with respect to certain credit facilities of foreign subsidiaries of the Borrower and the Target securing obligations not in excess of an amount to be agreed upon).

                             9. The absence of any pending or threatened litigation, proceedings or investigations (a) which contests the Merger, the Credit Facilities or any other aspect of the transactions contemplated hereby or (b) which could reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition, or results of operations of the Target, the Borrower and their subsidiaries taken as a whole.

                             10.  A pro-forma opening consolidated balance sheet
                                    ---------
                                  of the Target and all of its subsidiaries as of the last day of the month prior to the Funding Date, giving effect to the Transaction and reflecting the existing and proposed legal and capital structure (both debt and equity) which legal and capital structure shall be in all material respects the same as that previously disclosed to the Agents.

                             11. The Transaction (including the Merger and the Refinancing) shall have been consummated on the terms set forth in the Merger Agreement documents, such that the debt outstanding under the Credit Agreement immediately following such consummation does not exceed the lesser of $275,000,000 and an amount equal to three times the combined EBITDA of the Borrower and the Target for the twelve month period ending on the last day of the fiscal quarter ending prior to the Funding Date.

                             12. The Lenders shall have received first priority (subject to customary exceptions agreed to by the Agents) perfected liens and guarantees, as set forth above under the captions "Security" and "Guarantees", respectively, in each case to the satisfaction of the Agents.

                             13.  Target shall have expressly assumed the
                                  obligations of the Borrower under the Credit
                                  Documentation.

Additional Conditions        The making of each Loan and issuance of each
Precedent:                   Letter of Credit will be conditioned upon (i) all
---------
                             representations in the Credit Documentation being true and correct in all material respects and (ii) there being no event of default or condition which, with the giving of notice or passage of time (or both), would constitute an event of default.

Representations and          Customary for the type of transaction proposed
Warranties:                  and others to be reasonably specified by the
----------
                             Agents, including as to "Year 2000 Compliance" issues.

Affirmative                  Customary for the type of transaction proposed
Covenants:                   and others to be reasonably specified by the Agents
---------
                             (to be applicable to the Borrower and its subsidiaries), including, without limitation, as follows:

                             1.  Delivery of annual audited consolidated
                                 financial statements, together with an audit opinion and no default and compliance certificate of the chief financial officer of the Borrower.

                             2. Delivery of quarterly unaudited consolidated financial statements, together with a no default and compliance certificate of the chief financial officer of the Borrower.

Negative Covenants:          Customary for the type of transaction proposed
------------------
                             and others to be reasonably specified by the Agents
                             (to be applicable to the Borrower and its subsidiaries), including, without limitation, as follows (with basket amounts acceptable to the Agents and the Borrower to be negotiated):

                             1. Restricting the incurrence of additional debt, sale leasebacks, contingent liabilities and foreign subsidiary indebtedness.

                             2. Restricting the making of dividends or similar distributions (including direct or indirect redemptions of capital stock).

                             3. Restricting the incurrence or sufferance of liens or other encumbrances.

                             4. Restricting the sale, lease or transfer of assets or similar transfers, other than in the ordinary course of business.

                             5. Restricting the making of investments or acquisitions (in a single transaction or in a series of related transactions).

                             6. Restricting mergers, consolidations and similar combinations and limitations on changes in lines of business.

                             7.  Restrictions on transactions with affiliates.

                             8.  Restrictions on negative pledges.

                             9. Restricting the refinancing, defeasance, repurchase or prepayment of subordinated debt.

Financial                    The financial covenants set forth below, with,
Covenants:                   other than as set forth herein, the definitions and
---------
                             applicable levels and ratios to be negotiated:

                             1. Maximum Total Debt/EBITDA (with defined terms to be agreed upon by the Borrower and the Joint Lead Arrangers) shall not exceed at any time
                                 3.25 to 1.00 prior to December 30, 2000 and
                                 3.00 to 1.00 at any time thereafter.

                             2.  Minimum Fixed Charge Coverage (the quotient of
                                 (x) EBITDA less capital expenditures divided by
                                 (y) the sum of debt service, plus cash taxes plus Restricted Payments, with defined terms and levels to be agreed upon by the Borrower and the Joint Lead Arrangers).

                             3. Minimum Net Worth (with defined terms and levels to be agreed upon by the Borrower and the Agents).

                             The financial covenant levels set forth above will be adjusted in a manner acceptable to the Borrower and the Agents in the event the shareholders of Target do not elect to receive cash for the 50% of the outstanding capital stock of Target.

Covenants                    The covenants will be deemed amended to
Generally:                   incorporate terms and conditions of any financial
---------
                             covenants in any other agreement for borrowed money which are more restrictive than those found in the Credit Documentation.

Events of Default:           Customary for the type of transaction proposed
-----------------
                             and others to be reasonably specified by the Agents, including, without limitation, (i) a cross default and cross acceleration to other material indebtedness of the Borrower and its subsidiaries or any Guarantor, (ii) default in the event of asserted or actual invalidity of guarantees, security documents or subordination provisions,
                             (iii) material adverse change in the Borrower or Target which makes it reasonably likely that the Borrower will be unable to comply with financial covenants contained in the Credit Documentation, and (iv) a change of control of the Borrower (to be defined in a manner satisfactory to the Agents and the Borrower).

Miscellaneous:               Customary provisions to be included, together
-------------
                             with others to be reasonably specified by the Agents, including, without limitation, the following:

                             1. Customary indemnity and capital adequacy provisions, including but not limited to compensation in respect of taxes (including gross-up provisions for withholding taxes) and decreased profitability resulting from U.S. or foreign capital adequacy requirements, guidelines or policies or their interpretation or application, and any other customary yield and increased costs protection, currency provisions and judgment currency provisions deemed necessary by the Lenders to provide customary protection.

                             2. The Lenders will be permitted to assign (in minimum amounts to be agreed upon by PNC and the Borrower) and participate Loans, notes and commitments. Any assignments would be by novation and, if to any person or entity other than an affiliate of the assigning Lender, would require the Agents' and the Borrower's consent, not to be unreasonably withheld or delayed. Participation shall be without restrictions and participants will have the same benefits as the Lenders with regard to increased costs, capital adequacy, etc., and provision of information on the Borrower; provided, that the right of participants to
                                 --------
                                 vote on amendments, waivers, etc. will be limited to certain, customary issues such as, without limitation, extension of the final scheduled maturity date of the Loans participated in by such participant.

                             3. Indemnification of the Joint Lead Arrangers, the Agents, each of the Lenders and each of their respective affiliates, directors, officers, agents and employees (collectively, the "Indemnified Parties") from and against any
                                      -------------------
                                 losses, claims, damages, liabilities or other expenses, as set forth in Annex II hereto.
                                                           --------

                             4. The Borrower shall pay all of the Agents' reasonable fees and out-of-pocket expenses, as set forth in Annex II hereto.
                                              --------

                             5.  Amendments and waivers of the Credit
                                 Documentation will require the approval of Lenders holding 51% or more of the Loans and commitments, except that the consent of all the Lenders shall be required with respect to certain customary issues.

                             6.  Waiver of jury trial.

                             7. New York governing law; consent to New York jurisdiction; appointment of New York process agent.

Counsel to the               Willkie Farr & Gallagher.
Joint Lead
Arrangers:
---------


This Term Sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in the definitive Credit Documentation. The Joint Lead Arrangers' commitment will be subject to negotiation and execution of definitive Credit Documentation in form and substance satisfactory to the Agents, their legal counsel, and the Lenders.

                                                                        ANNEX II


                          INDEMNIFICATION PROVISIONS
                          --------------------------


          Unless otherwise defined, terms used herein shall have the meanings assigned thereto in the Commitment Letter (the "Commitment Letter") and term
                                                -----------------
sheet (the "Term Sheet") to which this Annex II is attached.
            ----------                 --------

          The Borrower (the "Indemnitor") shall pay all of the Agents'
                             ----------
reasonable out-of-pocket expenses (including all out-of-pocket costs and expenses arising in connection with the syndication of the Credit Facilities and any due diligence investigation performed by the Agents, and the reasonable fees and expenses of Willkie Farr & Gallagher, special counsel to the Agents, and any local or foreign counsel retained by the Agents) arising in connection with the negotiation, preparation, execution, delivery and administration of the Commitment Letter, the Term Sheet, the Fee Letter and the definitive Credit Documentation, and the Indemnitor shall be obligated to pay such fees, costs and expenses whether or not definitive Credit Documentation is executed or delivered or the Transaction is consummated.

          In addition, the Indemnitor hereby indemnifies and holds harmless all Indemnified Parties (as defined below) from and against all Liabilities (as defined below). "Indemnified Party" shall mean each Agent, each Joint Lead
                 -----------------
Arranger, each Lender, each affiliate of any of the foregoing and the respective directors, officers, agents and employees of each of the foregoing, and each other person controlling any of the foregoing within the meaning of either
Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended. "Liabilities" shall mean any and
                                              -----------
all losses, claims, damages, liabilities or other costs or expenses to which an Indemnified Party may become subject which arise out of or relate to or result from any transaction, action or proceeding to or connected with the transaction described in the Commitment Letter, Fee Letter or Term Sheet (except to the extent arising from the gross negligence or willful misconduct of such Indemnified Party). In addition to the foregoing, the Indemnitor agrees to reimburse each Indemnified Party for all legal or other expenses incurred in connection with investigating, defending or participating in any action or other proceeding relating to any Liabilities (whether or not such Indemnified Party is a party to any such action or proceeding).